Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Perceptron, Inc.

Plymouth, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-24239 and No. 333-29263), and on Forms S-8 (No. 33-63664, No. 33-85656, No. 33-93910, No. 333-00444, No. 333-00446, No. 333-65001, No. 333-65007, No. 333-92643, No. 333-92645, No. 333-92647, No. 333-55164, No. 333-76194, No. 333-104040, No. 333-131421, No. 333-163324, No. 333-163325, No. 333-185209, No. 333-195073, No. 333-195074, and No. 333-222168) of Perceptron, Inc. of our reports dated August 30, 2018 relating to the consolidated financial statements, and the effectiveness of Perceptron Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Troy, Michigan

August 30, 2018